EXHIBIT 23

                          CONSENT OF KPMG LLP


Board of Directors
Johnson Outdoors Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073,
33-54899, 33-59325, 33-61285, 333-88089 and 333-88091) on Form S-8 of
Johnson Outdoors Inc. of our report dated November 6, 2000, relating to the consolidated balance sheets of Johnson Outdoors Inc. and subsidiaries as of September 29, 2000 and October 1, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 29, 2000, which report appears in the 2000 Annual Report on Form 10-K of Johnson Outdoors Inc.





                                                      KPMG LLP
Milwaukee, Wisconsin
December 28, 2000